Exhibit 10.9

DIRECTOR STOCK AWARD CERTIFICATE

Non-transferable

GRANT TO

(the “Participant”)

by ScanSource, Inc. (the “Company”) of

______________ shares of its common stock, no par value (the “Shares”)

pursuant to and subject to the provisions of the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), and to the terms and conditions set forth in this Award Certificate (the “Award Certificate”). This Award Certificate describes the terms and conditions of the Stock Award (the “Award”) granted herein and constitutes an agreement between the Participant and the Company.

The Shares subject to the Award shall be fully vested and non-forfeitable as of the Grant Date (as defined below). These Shares have been granted in lieu of certain cash fees the Participant otherwise would have received for service as a Non-Employee Director on the Board. The number of Shares subject to the Award was determined by dividing the cash fees the Participant elected to be paid in shares of Stock by the closing price of a share of Stock as of the date the cash fees otherwise would have been paid (absent the election to receive shares of Stock) or, if such date is not a trading date, the last trading date prior to such date), and no fractional Shares, or cash in lieu of fractional Shares, will be issued or paid, and the number of Shares issued to the Participant were rounded down to the nearest whole number of Shares. None of the Shares to be delivered pursuant to this Award are subject to any deferral election by the Participant.

IN WITNESS WHEREOF, ScanSource, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be executed as of the Grant Date.

SCANSOURCE, INC.

By:_____________________________
Its: Authorized Officer

Grant Date: (the “Grant Date”):

Director Stock Award Agreement (2021 Plan)

AWARD CERTIFICATE TERMS AND CONDITIONS

1. Grant of Award. ScanSource, Inc. (the “Company”) hereby grants to the Participant named on Page 1 hereof (the “Participant”), subject to the terms and conditions set forth in the ScanSource, Inc. 2021 Omnibus Incentive Compensation Plan, as it may be amended and/or restated (the “Plan”), and in this Award Certificate, a Stock Award (the “Award”) for the number of Shares indicated on Page 1 hereof of the Company’s common stock. The Shares subject to the Award will be issued (with appropriate legends) in the name of the Participant (or, in case of uncertificated Shares, other written evidence of ownership in accordance with applicable law shall be provided). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions; Forfeiture. The Award and the underlying Shares are not subject to any restrictions; the Award and the underlying Shares are fully vested and non-forfeitable as of the Grant Date.

3. Delivery of Shares. A certificate or certificates for the Shares underlying the Award (or, in the case of uncertificated Shares, other written evidence of ownership in accordance with applicable laws) shall be released to the Participant (or his beneficiary) within sixty (60) days after the Grant Date.

4. Voting and Dividend Rights. The Participant shall be the owner of the Shares subject to the Award as of the Grant Date and shall have all dividend rights, voting rights or other rights as a shareholder with respect to such Shares.

5. No Right of Continued Service or to Future Awards. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or its shareholders to terminate the Participant’s service at any time, nor confer upon the Participant any right to continue in the service of the Company or any Affiliate. The grant of the Award does not create any obligation to grant further awards.

6. Tax Matters. The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect to the legal, tax or investment consequences (including but not limited to income tax consequences) related to the grant of the Award or receipt or disposition of the Shares (or any other benefit), and the Participant is in no manner relying on the Company or its representatives for legal, tax or investment advice related to the Award or the Shares. The Participant acknowledges that there may be adverse tax consequences upon the grant of the Award and/or the acquisition or disposition of the Shares (or other benefit) subject to the Award and that the Participant has been advised that he should consult with his or her own attorney, accountant and/or tax advisor regarding the transactions contemplated by the Award and this Award Certificate. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

Director Stock Award Agreement (2021 Plan)

7. Plan Controls; Entire Agreement; Amendment. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative (unless the Committee determines otherwise). This Award Certificate sets forth all of the promises, agreements, understandings, warranties and representations between the parties with respect to the Award. This Award Certificate may be amended as provided in the Plan.

8. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

9. Severability. If any one or more of the provisions contained in this Award Certificate is held to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

10. Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to ScanSource, Inc., 6 Logue Court, Greenville, SC 29615, Attn: Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

11. Beneficiary Designation. The Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant hereunder and to receive any distribution with respect to the Award upon the Participant’s death. A beneficiary, legal guardian, legal representative or other person claiming any rights hereunder is subject to all terms and conditions of this Award Certificate and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, the Participant’s rights with respect to the Award may be exercised by the legal representative of the Participant’s estate, and payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Participant at any time provided the change or revocation is filed with the Company.

12. Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving the Award, the Participant agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to Participant from time to time. In addition, the Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Participant under Applicable Law.

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Director Stock Award Agreement (2021 Plan)